Exhibit 10.8

Quad/Graphics, Inc.
Summary of 2009 Annual Cash Incentive Program

Under Quad/Graphics, Inc.’s (Quad/Graphics’) annual cash incentive compensation program for 2009, the potential payment levels under the annual cash incentive compensation program consisted of a “threshold” level, a “target” level and a “maximum” level.  The corporate performance levels corresponding to these payment levels were expressed as a company “grade.”  Quad/Graphics’ board of directors determined the company grade for the year, which could have been “A,” “B,” “C” or “below threshold,” in its discretion based on its subjective judgment.  Each company grade would have resulted in a different payment level, as indicated below:

Company Grade	Payment Level
A	Maximum
B	Target
C	Threshold
Below Threshold	None

There were no limitations on the factors that the board of directors could consider in determining the company grade.

In November 2009, Quad/Graphics’ board of directors determined that, as a result of year-over-year declines in sales, net income and EBITDA and return on capital below cost of capital, the threshold performance level had not been achieved in 2009.  Accordingly, the board of directors did not assign a company grade, thereby determining that there would be no payments under the annual incentive program for 2009.

The threshold, target and maximum payment levels established by the compensation committee, and the actual bonus amounts, for Quad/Graphics’ named executive officers were as follows:

Name	2009 Threshold Bonus Amount	2009 Target Bonus Amount	2009 Maximum Bonus Amount	2009 Actual Bonus Amount

J. Joel Quadracci	$533,400	$1,022,350	$1,778,000	$0
John C. Fowler	$286,000	$442,000	$780,000	$0
Thomas J. Frankowski	$200,750	$310,250	$547,500	$0
David A. Blais	$200,750	$310,250	$547,500	$0